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                                   Exhibit 2.2

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


     THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, is entered into this 31st day of March, 1995 (this "Agreement"), by and among BRITE VOICE SYSTEMS, INC., 7309 East 21st Street North, Wichita, Kansas 67206, a Kansas corporation ("Brite"); TOUCH-TALK, INCORPORATED, 1325 Capital Parkway, Suite 109, Carrollton, Texas 75006, a Texas corporation ("Touch-Talk"); and Michael D. Heinrich and Laurence W. Potter, III (each individually a "Shareholder" and collectively the "Shareholders").

                                 R E C I T A L S

     A. The Shareholders are the owners of all of the issued and outstanding shares of capital stock of Touch-Talk.

     B. Brite, Touch-Talk, and the Shareholders deem it advisable and for their mutual benefit that Touch-Talk be merged into Brite upon the terms and conditions hereinafter set forth (such transaction being hereinafter called the "Merger"); and

     C. The transaction contemplated by this Agreement is intended to (i) constitute a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the premises hereof and the mutual agreements herein contained and in accordance with the laws of Kansas, Brite, Touch-Talk and the Shareholders have agreed, and do hereby agree, as follows:


                                    ARTICLE I

     1.1  THE MERGER.    In accordance with the provisions of this Agreement,
the Kansas General Corporation Code and the Texas Business Corporation Act, Touch-Talk shall be merged with and into Brite. The closing of the Merger shall be held at such place and at such time as shall be mutually agreed upon on the first business day following the date on which all of the conditions to the Merger set forth in Articles VII, VIII and IX have been satisfied or waived or such other date to which the parties may agree (the date of the closing being referred to herein as the "Closing Date"). Immediately after the satisfaction or waiver of all of the conditions specified in Articles VII, VIII and IX of this Agreement, Brite and Touch-Talk shall execute the Certificate of Merger, in the form set forth as Exhibit A hereto, and the parties shall also execute any other documents or certificates as may be required by

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the laws of Kansas and Texas to effectuate the filing thereof, and on the
Closing Date shall cause the same to be filed in the offices of the Secretary of State of Kansas and the Secretary of State of Texas. As used in this Agreement, the term "Effective Time" means the time at which such filings are made.

     1.2 BOARD OF DIRECTORS APPROVAL AND RECOMMENDATION. Each of Brite and Touch-Talk represents that its Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of each such company's stockholders, and (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger.

     1.3 TOUCH-TALK SHAREHOLDERS APPROVAL. The Shareholders, being the holders of all of the outstanding Touch-Talk common shares ("Touch-Talk Common"), shall promptly take all such actions as are necessary under Texas law to approve and adopt this Agreement.


                                   ARTICLE II

     2.1  DEFINITIONS.

          (a) "Brite Common" shall mean the common stock, no par value, of Brite.

          (b)  "Principal Shareholder" shall mean Michael D. Heinrich.

          (c) "Proportionate Share" shall mean, with respect to each of the Shareholders, the percentage set opposite such individual's name on the signature page hereof.

     2.2 CONVERSION. At the Effective Time, each share of Touch-Talk Common then outstanding shall thereupon and without more be converted into 300 shares of Brite Common with the number of shares of Brite Common to be received by each Shareholder to be his Proportionate Share of the aggregate number of shares to be delivered by Brite under this Agreement.

     2.3  EFFECT OF CONVERSION.    At the Effective Time, the holders of
certificates for shares of Touch-Talk Common shall cease to have any rights as stockholders of Touch-Talk and their sole rights shall pertain to the shares of Brite Common into which their shares of Touch-Talk Common shall have been converted by the Merger. After the Effective Time, each Shareholder of a certificate or certificates for shares of Touch-Talk Common, upon surrender of the same duly transmitted to UMB Bank, National Association, Kansas City, Missouri, shall be entitled to receive, in exchange therefor, a certificate or certificates representing the shares of

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Brite Common into which such Shareholder's shares of Touch-Talk Common shall have been converted by the Merger. Pending such surrender and exchange, such Shareholder's certificate or certificates for shares of Touch-Talk Common shall be deemed to evidence the full number of shares of Brite Common into which such shares of Touch-Talk Common shall have been converted by the Merger.

                                   ARTICLE III

     3.1 EFFECT OF THE MERGER. At the Effective Time, the effect shall be as provided by the applicable provisions of the laws of Kansas. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of Touch-Talk shall cease; Brite shall possess all assets and property of every description, and every interest therein, wherever located, and all and singularly the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of Brite and Touch-Talk, and subject to all the restrictions, disabilities and duties of each of Brite and Touch-Talk; all property, real, personal and mixed, and all debts due to either of Brite or Touch-Talk, on whatever account, shall be vested in Brite; all obligations of or due from each of Brite and Touch-Talk shall be vested in, and become the obligations of, Brite without further act or deed; and title to any real estate or any interest therein vested by deed or otherwise in either of Brite or Touch-Talk shall not revert or in any way be impaired by reason of the Merger.

     3.2 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of Brite in effect at the Effective Time shall, until amended in accordance with applicable law, be the Articles of Incorporation and Bylaws of Brite from and after the Effective Time.

     3.3 DIRECTORS AND OFFICERS. Until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Brite at the Effective Time shall be the directors and officers of Brite from and after the Effective Time.

     3.4 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger (a) constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Code and (b) qualify for accounting treatment as a pooling of interests.

     3.5 FURTHER ASSURANCES. From time to time if Brite shall consider or be advised that any further deeds, assignments or assurances in law or any other things necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in Brite, the title to any property or rights of Touch-Talk acquired or to be acquired by reason of, or as a result of the Merger, Brite

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and Touch-Talk agree that the proper directors and officers of Touch-Talk last in office shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Brite and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of Touch-Talk are fully authorized to take any and all such action.

                                   ARTICLE IV

     4.1  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS.

          (a) Each Shareholder represents and warrants for himself, severally and not jointly, that:

               (i) At the Closing Date he will own, beneficially and of record, the number of shares of Touch-Talk Common which appears opposite his name on the signature page hereof and that at the Closing Date, such shares will be free and clear of all liens, encumbrances or claims of others whatsoever, and that he has, and at the Closing Date shall have, the full legal right, power and authority to sell, assign and transfer such shares and to vote such shares in favor of the Merger.

               (ii) He has received and carefully read the SEC Filings and has reviewed the same with the accountants for Touch-Talk and the Shareholders, Grant Thornton, and the attorneys for Touch-Talk and the Shareholders, Hazleton, Laner & Batson, and Stinson, Mag & Fizzell (such accountants and attorneys being herein collectively referred to as the "Representatives"), and the Representatives have counseled with the Shareholder with respect to all aspects of the Merger and have assisted the Shareholder in negotiating the terms of this Agreement and the Employment Agreement, the Confidentiality and Noncompete Agreement, and the Stock Option Agreement proposed to be entered into between the Shareholder and Brite (except that the Representatives have not advised the Shareholder with respect to the fairness, from a financial point of view, of the consideration being received by him in the Merger.

               (iii) He has been given the unrestricted opportunity to ask questions of Brite and has received satisfactory answers concerning the terms and conditions of the Merger and to obtain such additional information which Brite possesses or can acquire without unreasonable effort or expense that is necessary to verify the

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          accuracy or completeness of any of the information provided to him by Brite.

               (iv) He has been furnished access to any and all information that is material to his or a reasonable investor's decision to enter into this Agreement, and he is capable of evaluating the fairness and adequacy of the consideration to be received by him hereunder, and such consideration is, in his judgment, fair and adequate.

               (v) He understands that the shares of Brite Common to be received by him in connection with the Merger have not been registered under the Securities Act of 1933 (the "Act") in reliance upon the exemption for nonpublic offerings provided by Section 4(2) of the Act, and that the representations and warranties provided by him in this Agreement are being furnished in order to allow Brite to verify that the issuance to him of the shares of Brite Common in connection with the Merger may be effected in reliance upon such exemption.

               (vi) He understands that no federal or state agency has passed upon this Agreement or made any finding with respect to the fairness of the consideration to be received by him in connection with the Merger.

               (vii) The shares of Brite Common to be issued to him are being acquired for investment and not with a view to any distribution thereof in violation of the Act.

               (viii) He understands and agrees that Brite's transfer agent will place a stop transfer order on the transfer books maintained with respect to the shares of Brite Common being conveyed to him in connection with the Merger, which will give effect to the restrictive legend set forth in Section 10.1(b) hereof.

               (ix) In entering into this Agreement, he has relied only on the information set forth in the SEC Filings and, without limiting the generality of the foregoing, he has not relied on any written or oral communication prepared by any officer, employee, or agent of Brite which is in any way inconsistent with the information set forth in said SEC Filings.

               (x) Each Shareholder covenants that, within five days following the execution of this Agreement, he shall take all such actions as are necessary under Texas law to approve and adopt this Agreement.

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          (b)  The Principal Shareholder represents, warrants, and covenants that, except as disclosed in the disclosure schedule (the "Touch-Talk Disclosure Schedule"), heretofore delivered to Brite and initialed or signed for identification by the President of Touch-Talk, which Disclosure Schedule shall, for each item disclosed, identify specifically the representation, warranty or covenant to which it relates:

               (i) Touch-Talk is a corporation duly organized, validly existing and in good standing under the laws of Texas. Touch-Talk has an authorized capital of 1,000 shares of Touch-Talk Common, of which, as of the date of this Agreement, 500 shares are issued and outstanding. All of the outstanding shares of Touch-Talk Common are validly issued, fully paid and nonassessable.

               (ii) Touch-Talk has no commitment or obligation to issue or sell, whether pursuant to stock option agreements, stock bonus agreements, warrants, conversion rights or otherwise, any shares of its capital stock or other securities.

               (iii) Touch-Talk has full corporate power and authority to own its properties and to carry on its business as it has been and is conducted and is duly qualified to do business as a foreign corporation in the jurisdictions set forth in the Touch-Talk Disclosure Schedule under "Touch-Talk Foreign Qualifications", being all jurisdictions where the failure to so qualify might have a material and adverse affect on Touch-Talk.

               (iv) Touch-Talk does not own 50% or more of the effective voting power or a 50% or greater equity interest in any entity.

               (v) The balance sheet as of December 31, 1994 (the "Touch-Talk Balance Sheet"), and the income statement of Touch-Talk for the twelve month period ended December 31, 1994, present fairly, on a tax basis, the financial position of Touch-Talk at December 31, 1994, and the results of its operations for the twelve months then ended. Touch-Talk has no liabilities, whether absolute, accrued, contingent or otherwise, other than (1) liabilities adequately provided for in the Touch-Talk Balance Sheet, (2) liabilities incurred in the ordinary course of business since the Touch-Talk Balance Sheet, and (3) liabilities disclosed in the Touch-Talk Disclosure Schedule.

               (vi) Since the date of the Touch-Talk Balance Sheet, Touch-Talk has conducted its business only in the ordinary and usual course, and there has been no materi-

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          al adverse change in the condition, financial or other, of
          Touch-Talk and, to the best of his knowledge, there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such material change before or after the Effective Time.

               (vii) Since the date of the Touch-Talk Balance Sheet, the business, properties and assets of Touch-Talk have not been materially and adversely affected in any way as the result of any strike, fire, explosion, earthquake, disaster, accident, or other similar event or casualty.

               (viii) Except for property acquired or disposed of in the ordinary course of business since the date of the Touch-Talk Balance Sheet and property subject to lease agreements, the Touch-Talk Balance Sheet reflects substantially all of the assets and property used by Touch-Talk in its business, and Touch-Talk has good and marketable title, free and clear of any lien, claim, encumbrance, restriction, charge or equity, to substantially all property used by it in its business. All of the properties used by Touch-Talk in its business are in satisfactory operating condition except for maintenance and repairs necessary in the ordinary course of operations.

               (ix) Except for transactions in connection with the making and performing of this Agreement and transactions expressly permitted by this Agreement, since the date of the Touch-Talk Balance Sheet, Touch-Talk has not agreed to and has not (i) issued any stocks, bonds, notes, or other corporate securities; (ii) incurred any obligation or liability (absolute or contingent) except in the ordinary course of business; (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than
          (A) current liabilities shown on the Touch-Talk Balance Sheet, (B) current liabilities incurred since the date of the Touch-Talk Balance Sheet in the ordinary course of business, and (C) obligations incurred and liens granted under contracts entered into in the ordinary course of business; (iv) declared or made any payment or dividend or distribution to the Shareholders as such or purchased or redeemed any of its capital stock; (v) mortgaged, pledged or subjected to lien or any other encumbrance any of its assets, tangible or intangible, except in the ordinary course of business; (vi) sold or transferred any of its assets except in the ordinary course of business; (vii) suffered any extraordinary losses or waived any right of substantial value; (viii)

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          entered into any transactions other than in the ordinary
          course of business; or (ix) paid or committed itself to pay to or for the benefit of any director, officer, employee or sales representative any compensation of any kind other than wages, bonuses, salaries and sales commissions at rates then in effect other than as changed in accordance with customary salary and wage administration practices.

               (x) The Touch-Talk Balance Sheet does not include among the assets of Touch-Talk any material amount of inventory which is obsolete or not usable or saleable in the ordinary course of business, other than as included in a general or specific obsolescence reserve.

               (xi) (i) All federal, state and other tax returns and reports of Touch-Talk required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges shown to be due thereon have been paid; (ii) no federal income tax return of Touch-Talk is currently being examined by the Internal Revenue Service; and (iii) the Touch-Talk Balance Sheet includes materially adequate provision for all taxes, assessments, fees and charges for all periods through the date thereof.

               (xii) There is no litigation, action, suit, investigation, claim or proceeding pending, or to the best knowledge of the Principal Shareholder, threatened against or affecting Touch-Talk, or involving any of its properties or assets, at law or in equity or before any federal, state, municipal, local or other governmental authority or any arbitration panel. Touch-Talk is, to the best knowledge of the Principal Shareholder after reasonable investigation, in compliance with all, and has received no notice of violation of any, laws, regulations and orders applicable to its assets or to the operation of its business, including laws, regulations and orders relating to health, safety and equal employment opportunity of employees, and environmental pollution, where failure to comply would have a material and adverse effect on Touch-Talk. Touch-Talk is not, to the best knowledge of the Principal Shareholder, subject to or in default under any order, writ, injunction or decree of any court or any federal, state, municipal, local or other governmental authority or any arbitration panel.

               (xiii) Under the heading "Contracts and Commitments of Touch-Talk" in the Touch-Talk Disclosure Schedule is a full and complete list of (i) all outstanding orders from customers of Touch-Talk as of a date not

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          more than five days prior to the date of this Agreement,
          identifying in each case the amount of the order and the customer, and
          (ii) subject to the dollar amount and time period applicable to subsection (1) below, as at the date hereof, in respect of Touch-Talk, each executory contract or agreement including, without limiting the generality of the foregoing:

                    (1) All contracts and agreements for the purchase of goods, materials, equipment, supplies or capital assets involving more than $10,000 per contract and not cancelable within 90 days;

                    (2) All instruments evidencing liens or secured transactions where the obligation secured exceeds $5,000;

                    (3) All management or employee contracts or collective bargaining agreements;

                    (4) All notes, loan agreements, guarantees and other evidences of indebtedness of Touch-Talk together with evidences of all forms of security given by Touch-Talk in connection therewith;

                    (5) The contracts or agreements with the ten largest (measured by dollar volume of sales) licensees, distributors, dealers or sales representatives of Touch-Talk in each of fiscal years 1993 and 1994;

                    (6) All contracts or agreements with employees, directors, officers, consultants or Shareholders;

                    (7) All patent licenses and contracts and agreements related thereto;

                    (8)  All contracts and agreements related to trade secrets;

                    (9) All contracts and agreements related to trademarks, trade names and copyrights. As used herein, the terms "contract" and "agreement" mean and include every contract, agreement, commitment, understanding and promise, whether written or oral; and

                    (10) All bonus, profit sharing, compensation, or other plans, agreements, trusts, funds or arrangements for the benefit of directors, officers or employees.

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               (xiv)  Under the heading "Owned and Leased Real Estate of Touch-
          Talk" in the Touch-Talk Disclosure Schedule is a full and complete list of all real properties owned or leased by Touch-Talk.

               (xv) Under the heading "Patents and Trademarks of Touch-Talk" in the Touch-Talk Disclosure Schedule is a full and complete list, as of the date hereof, of (i) all patents owned, or patent applications filed by, Touch-Talk and (ii) all trademarks, trade names and copyrights owned or used by Touch-Talk. Touch-Talk owns or possesses substantially adequate licenses or other rights to use all patents, trademarks, trade names, trade secrets and copyrights used in its business, and the same are sufficient to conduct its business substantially as now conducted. All patents, patent applications, trade secrets and rights to inventions owned or held by any officer, director or employee of Touch-Talk relating to its business in any manner, and to which Touch-Talk is entitled, have been, or at the Effective Time will have been, duly and effectively transferred to Touch-Talk or to Brite; and, to the best knowledge of the Principal Shareholder, the operations of Touch-Talk do not infringe, and no one has asserted to Touch-Talk that such operations do infringe, the patents, trademarks, trade secrets, copyrights, or other rights of anyone.

               (xvi) Under the heading "Insurance Policies of Touch-Talk" in the Touch-Talk Disclosure Schedule is a list of each of Touch-Talk's insurance policies, indicating the carrier, amount of coverage, annual premium, risk covered and placing broker or agent. Each of such insurance policies is in full force and effect. Touch-Talk has not within the past three years received any notice of cancellation of any insurance agreement.

               (xvii) Any information contained in the Touch-Talk Disclosure Schedule, and any other information furnished to Brite by Touch-Talk at any time prior to the Effective Time, shall not contain any untrue statement of a material fact and, taken together, shall not omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which such statements are made, not misleading.

               (xviii) Copies of any underlying documents incorporated in the Touch-Talk Disclosure Schedule and furnished by Touch-Talk at the request of Brite or otherwise are true and correct copies, and there are no amendments or modifications thereto except as set forth in the schedules in which such documents are incorporated.

               (xix) Touch-Talk has not incurred, nor will it incur, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

               (xx) The execution of this Agreement by Touch-Talk and the performance of its obligations hereunder (i) will not be in violation of, conflict with, or constitute a default under, the articles of incorporation or bylaws of Touch-Talk, or any note, debt instrument, security agreement or mortgage, or any other agreement or commitment to which Touch-Talk is a party or by which any of its assets or properties are bound, (ii) will not result in the creation or imposition of any lien, encumbrance, equity, or restriction in favor of any third person upon any of the assets or properties of Touch-Talk, and (iii) will not result in the violation of any judgment, order, decree, law, statute, ordinance, rule or regulation applicable to Touch-Talk or any of its properties.

               (xxi) Touch-Talk has in all respects performed, or is now performing the obligations of, and is not in default (or by the lapse of time and/or the giving of notice would not be in default) in respect of, any note, debt instrument, security agreement or mortgage, or, to the best knowledge of the Principal Shareholder, in respect of any other agreement or commitment binding upon Touch-Talk. Each of the obligations shown on the Touch-Talk Disclosure Schedule is a legal, binding, and enforceable obligation of Touch-Talk.

               (xxii) Except for the filing of appropriate documents to effect the Merger, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Touch-Talk in connection with the execution and delivery of this Agreement by Touch-Talk, the performance by Touch-Talk of its obligations hereunder and the consummation of the transactions contemplated hereby, other than consents, approvals, authorizations, declarations, filings or registrations which the failure to make or obtain, either individually or in the aggregate, would not have a material adverse affect upon Touch-Talk.

               (xxiii) No Shareholder (nor any ancestor, sibling, descendant or spouse of any of such persons, or any

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          trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly,
          (i) an interest in any entity that furnished or sold, or furnishes or sells, services or products that Touch-Talk furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, Touch-Talk, any goods or services.

               (xxiv) The execution, delivery and performance by Touch-Talk of this Agreement and the consummation by it of the transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of Touch-Talk. This Agreement has been duly executed and delivered by Touch-Talk and constitutes a valid and binding obligation of Touch-Talk.

               (xxv)  (1)     Under the heading "Employee Benefit Plans" in the
                              Touch-Talk Disclosure Schedule is a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of
                              1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefit and other similar employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Touch-Talk or any trade or business (whether or not incorporated) that is a member or that is under common control with Touch-
                              Talk (an "ERISA Affiliate") (collectively,
                              "Employee Plans").

                      (2) (a) Each Touch-Talk Employee Plan has been maintained in substantial compliance with its terms, and all material contributions, premiums or other payments due from Touch-Talk to (or under) any such Touch-Talk Employee Plan have been fully paid or adequately provided for on the Touch-Talk Balance Sheet as of the date thereof; (b) there has been no amendment, written interpretation or

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                              announcement (whether or not written) by Touch-
                              Talk with respect to or change in employee participation or coverage under, any Touch-Talk Employee Plan that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the most recently-ended fiscal year; (c) the market value of assets under each Plan which is an employee pension benefit plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an employee pension benefit plan terminating on the date for determination.

               (xxvi) Touch-Talk has made available to Brite complete, accurate and current copies of all Touch-Talk Employee Plans and all amendments, documents, correspondence and filings relating thereto, including, but not limited to, any statements, filings, reports or returns filed with any governmental agency with respect to the Touch-Talk Employee Plans at any time within the three-year period ending on the date hereof.

              (xxvii) Each Shareholder has received from Brite copies of the SEC
                      Filings and has been given the opportunity to ask questions of, and receive answers from, Brite, concerning the terms and conditions of this Agreement and the Merger and to obtain any additional information, to the extent either available to Brite or obtainable without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in the SEC Filings.


                                    ARTICLE V

     5.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BRITE. Brite represents, warrants and covenants that, except as set forth in the disclosure schedule (the "Brite Disclosure Schedule") heretofore delivered to Touch-Talk and initialed or signed for identification by the President of Brite, which Brite Disclosure
Schedule shall, for each item disclosed, identify specifically the representation, warranty or covenant to which it relates:

          (a)  Brite is a corporation duly organized, validly existing and in
     good standing under the laws of Kansas.   Each of Brite's Subsidiaries is a
     corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Brite has an authorized capital of (i) 30,000,000 shares of Brite Common, of which, as of the date of this Agreement, 7,939,523 shares are issued and outstanding, and no shares are treasury shares; 1,010,155 shares are subject to outstanding stock options granted to Brite's employees or directors, and
     (ii) 10,000,000 shares of preferred stock, no par value, of which no shares are outstanding. All of the outstanding shares of Brite Common are, and the shares of Brite Common to be issued in connection with the Merger pursuant to this Agreement will be, when issued, validly issued, fully paid and nonassessable.

          (b) Each of Brite and its Subsidiaries has full corporate power and authority to own its properties and to carry on its business as it has been and is conducted.

          (c) Brite has delivered to each of the Shareholders copies of its Annual Report to Stockholders for the year ended December 31, 1993, together with copies of its report on Form 10-K for such year and its proxy statement relating to its annual meeting of stockholders, which was held on May 10, 1994, as well as all other reports filed with the Securities and Exchange Commission (the "SEC") since January 1, 1994 (hereinafter collectively referred to as the "SEC Filings"). The audited consolidated balance sheet of Brite as at December 31, 1993, and the audited consolidated statements of income, stockholders' equity, and cash flows of Brite for the year ended December 31, 1993, including the related notes (the audited consolidated balance sheet being herein referred to as the "Brite Balance Sheet") and the unaudited consolidated balance sheet (the "Unaudited Balance Sheet") of Brite as at September 30, 1994, and the unaudited consolidated statements of income, stockholders' equity, and cash flows of Brite for the nine months ended September 30, 1993, are correct and fairly present the financial condition of Brite and its consolidated Subsidiaries as at the respective dates and the results of their operations for the periods involved, and all such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as disclosed in the notes thereto and subject only to normal recurring adjustments as to the Unaudited Balance Sheet and the unaudited consolidated statements of income, stockholders' equity, and cash flows for the nine-month period ended September 30, 1994). The SEC Filings complied with the requirements of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made not misleading. Since January 1, 1994, no event has occurred which was required to be reported on Form 8-K and which was not so reported.

          (d) Except as otherwise disclosed in the unaudited balance sheet of Brite as at September 30, 1994, since the date of the Brite Balance Sheet Brite and its Subsidiaries have conducted their business only in the ordinary and usual course, and there has been no material adverse change in the condition, financial or other, of Brite and its Subsidiaries, taken as a whole, and there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such material change before or after the Effective Time.

          (e) Brite has not incurred, nor will it incur, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          (f) The execution of this Agreement by Brite and the performance of its obligations hereunder (i) will not be in violation of, conflict with, or constitute a default under, the articles of incorporation or bylaws of Brite or its Subsidiaries, or any note, debt instrument, security agreement or mortgage, or any other agreement or commitment to which Brite or its Subsidiaries is a party or by which any of their assets or properties are bound, (ii) will not result in the creation or imposition of any lien, encumbrance, equity, or restriction in favor of any third person upon any of the assets or properties of Brite or its Subsidiaries, and (iii) will not result in the violation of any judgment, order, decree, law, statute, ordinance, rule or regulation applicable to Brite, its Subsidiaries, or any of their properties.

          (g) Except for (i) the filing of appropriate documents to effect the Merger, and (ii) requirements of federal and state securities laws, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Brite in connection with the execution and delivery of this Agreement by Brite, the performance by Brite of its obligations hereunder and the consummation of the transactions contemplated hereby, other than consents, approvals, authorizations, declarations, filings or registrations which the failure to make or obtain, either individually or in the aggregate, would not have a material adverse affect upon the Company and its Subsidiaries taken as a whole.

          (h) The execution, delivery and performance by Brite of this Agreement and the consummation by it of the transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of Brite. This Agreement has been duly executed and delivered by Brite and constitutes a valid and binding obligation of Brite.


                                   ARTICLE VI

     6.1  FURTHER COVENANTS OF THE PRINCIPAL SHAREHOLDER.   The Principal
Shareholder covenants that, from the date of this Agreement to the Effective
Time:

          (a) Touch-Talk shall continue to conduct its business in the ordinary and usual course and, without limiting the generality of the foregoing, shall not, without the written consent of Brite: (i) dispose or contract to dispose of any property or other assets, voluntarily incur any absolute or contingent debt obligation or engage in any activity or transaction except, in each case, in the ordinary course of business; (ii) borrow any money, except in the ordinary and usual course of business under currently existing lines of credit; (iii) enter into any lease or contract for the purchase or sale of real estate or of any interest therein; (iv) encumber any property or other assets; (v) grant any option, right or warrant to purchase shares of its capital stock; (vi) declare or pay any dividend;
     (vii) purchase or redeem any shares, notes or other securities or make any other distribution to stockholders; (viii) increase the rate of remuneration of any of its directors, officers, employees or other representatives, or agree to do so; (ix) adopt any new, or amend any existing, employee benefit plan; (x) form, or cause to be formed, any subsidiary; (xi) issue, sell, distribute or dispose of any shares, notes or other securities of Touch-Talk; (xii) make any commitments for capital improvements or materially alter standing commitments for capital improvements except as set forth in the Touch-Talk Disclosure Schedule under the heading "Contracts and Commitments of Touch-Talk"; (xiii) fail to keep its properties insured to the same extent as they are represented to be insured in Section 4.1(b)(xvi) at the date hereof; or (xiv) commit itself to do any of the foregoing.

          (b) During normal business hours, Touch-Talk shall permit Brite (and its auditors, counsel and other representa-tives) to examine Touch-Talk's properties, books, contracts, tax returns and other records, and shall furnish such representatives with all such information concerning such affairs as they may reasonably request.

          (c) Touch-Talk shall use its commercially reasonable efforts to furnish or cause to be furnished to Brite, and Touch-Talk shall execute and deliver, or cause any of its respective stockholders, directors, officers or employees in their individual capacities to execute and deliver, such consents and other documents and take such action as Brite may reasonably request to enable it to safeguard the good will, trade name, trade secrets and other property rights of Touch-Talk and to cause the same to pass to Brite at the time the merger becomes effective.

          (d) Between the date of this Agreement and the Effective Time (or earlier termination of this Agreement pursuant to Sections 10.2, 10.3 or
     10.4 hereof), neither any Shareholder, nor any of its officers, employees, representatives or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with any corporation, partnership, person or other entity or group (other than Brite or an officer, director, employee or other authorized representative or agent of Brite) concerning any bid, merger or sale of the assets of Touch-Talk other than in the ordinary course of business, sale of shares of capital stock of Touch-Talk or similar transaction involving Touch-Talk. Promptly upon receiving any, or any information about any, inquiry, request or proposal from or contact by any person with respect to any bid, merger, sale or similar transaction, Touch-Talk shall advise Brite of such inquiry, request, proposal or contact and provide Brite all relevant information thereabout.


                                   ARTICLE VII

     7.1  CONDITIONS TO THE OBLIGATIONS OF TOUCH-TALK AND THE SHAREHOLDERS.
The agreements by Touch-Talk and the Shareholders to be performed by them shall be subject to the following conditions:

          (a) The representations and warranties of Brite set forth in Article V shall be correct in all material respects both on the date of this Agreement and immediately prior to the Effective Time as if made again at and as of such time, subject to any transactions which may have taken place after the date of this Agreement and contemplated or permitted by this Agreement. Brite shall have performed the obligations which are required hereunder to be performed by it at or prior to the Effective Time. Brite shall have delivered to

     Touch-Talk a certificate of Brite, dated the Closing Date and signed by the President of Brite, to the effect that (i) each of the representations and warranties of Brite contained herein is true in all material respects as of the Closing Date, with the same effect as though made and delivered at and as of the Closing Date, and (ii) Brite has performed all obligations and complied with all covenants required by this Agreement to be performed and complied with by it prior to the Closing Date.

          (b) There shall not have occurred (i) any material adverse change since the date of the Brite Balance Sheet in the business, properties, results of operations, or financial condition of Brite, or (ii) any loss or damage to any of the properties of, or assets of, Brite, which will materially affect or impair its ability to conduct the business now being conducted by it after the Merger.

          (c) Triplett, Woolf & Garretson, LLP, counsel for Brite, shall have furnished its opinion to Touch-Talk as at the Effective Time to the effect that, except as disclosed in the Brite Disclosure Schedule:

               (i) Brite is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to enter into the Agreement and the Certificate of Merger, to perform its obligations thereunder and to consummate the transactions with respect to it contemplated thereby.

               (ii) The execution, delivery and performance by Brite of the Agreement, and the consummation by it of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Brite. The Agreement has been executed and delivered by Brite and constitutes the valid and binding obligation of Brite enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights and equitable considerations which may affect a court's exercise of its equitable powers, including its power to order specific performance.

               (iii) Neither the execution and delivery of the Agreement, nor the performance of the terms and provisions thereof and consummation of the transactions contemplated thereby, in each case by Brite, will
          (A) conflict with or result in a default under any of the terms and provisions of its Articles of Incorporation or

          Bylaws, (B) cause a default, or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument or agreement known to it by which Brite or any of its properties or assets are or may be bound, or (C) violate the provisions of any law, statute, rule or regulation, or of any order, writ, judgment, injunction or decree, applicable to Brite or any of its properties or assets and of which it has knowledge.

               (iv) Brite is authorized to have outstanding 40,000,000 shares, consisting of (A) 30,000,000 Common Shares, no par value, of which at the date hereof (1) 7,939,523 shares are issued and outstanding, and no shares are treasury shares, (2) 1,010,155 shares are subject to outstanding stock options, (B) 10,000,000 shares of Preferred Stock, no par value, of which no shares are outstanding. All of the outstanding shares of Brite Common are validly issued, fully paid and nonassessable, and the shares of Brite Common to be issued in conversion of the outstanding shares of Touch-Talk Common, as contemplated by the Agreement, are duly authorized and will be, from and after the Effective Time, validly issued, fully paid and nonassessable.

               (v)  Upon the completion of the filings contemplated by Section
          1.1 of the Agreement, the outstanding shares of Touch-Talk Common will be converted into and become shares of Brite Common.

               (vi) The Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1) of the Code.

               (vii) Upon the filing of the Certificate of Merger, the Merger shall be effective under the laws of the State of Kansas.

          (d) The Employment Agreements between Brite and each of Michael D. Heinrich and Laurence W. Potter, III shall have been executed and delivered and be in full force and effect.


                                  ARTICLE VIII

     8.1 CONDITIONS TO THE OBLIGATIONS OF BRITE. The agreements by Brite to be performed by it shall be subject to the following conditions:

          (a) The representations, warranties, and covenants of the Principal Shareholder set forth in Article IV hereof, and the Shareholders in Section 4.1(a) hereof, shall be correct in all material respects both on the date of this Agreement and immediately prior to the Effective Time as if made again at and as of such time, subject to any transactions which may have taken place after the date of this Agreement and contemplated or permitted by this Agreement. Touch-Talk shall have performed all of the obligations which are required hereunder to be performed by it at or prior to the Effective Time. The Principal Shareholder shall have delivered to Brite a certificate, dated the Closing Date and signed by the Principal Shareholder contained herein is true in all material respects as of the Closing Date, with the same effect as though made and delivered at and as of the Closing Date, and (ii) the Principal Shareholder has performed all obligations and complied with all covenants required by this Agreement to be performed and complied with by him prior to the Closing Date.

          (b) There shall not have occurred (i) any material adverse change since the date of the Touch-Talk Balance Sheet in the business, properties, results of operations, or financial condition of Touch-Talk, or (ii) any loss or damage to any of the properties of, or assets of, Touch-Talk, which will materially affect or impair its ability to conduct the business now being conducted by it after the Merger.

          (c) Hazleton, Laner and Batson, counsel for Touch-Talk and the Shareholders, shall have furnished its opinion to Brite as at the Effective Time to the effect that, except as disclosed in the Touch-Talk Disclosure
     Schedule:

               (i) Touch-Talk has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to enter into the Agreement and the Certificate of Merger, to perform its obligations thereunder and to consummate the transactions with respect to it contemplated thereby.

               (ii) The execution, delivery and performance by Touch-Talk of the Agreement, and the consummation by it of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Touch-Talk. The Agreement has been executed and delivered by Touch-Talk and the Shareholders and constitutes the valid and binding obligation of Touch-Talk and the Shareholders enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights and equitable considerations which may affect a court's exercise of its equitable powers, including its power to order specific performance.

               (iii) Neither the execution and delivery of this Agreement, nor the performance of the terms and provisions thereof and consummation of the transactions contemplated thereby, in each case by Touch-Talk, will (A) conflict with or result in a default under any of the terms and provisions of its Articles of Incorporation or Bylaws, (B) cause a default, or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument or agreement known to it, or (C) violate the provisions of any law, statute, rule or regulation, or of any order, writ, judgment, injunction or decree, applicable to Touch-Talk or any of its properties or assets and of which it has knowledge.

               (iv) Touch-Talk is authorized to have outstanding 1,000 shares of Touch-Talk Common, of which, as of the date of this Agreement, 500 shares are issued and outstanding. All of the outstanding shares of Touch-Talk Common are validly issued, fully paid and nonassessable.

               (v) To the best of its knowledge, Touch-Talk has no commitment or obligation to issue or sell, whether pursuant to stock option agreements, stock bonus agreements, warrants, conversion rights or otherwise, any shares of its capital stock or other securities.

               (vi) To the best of its knowledge, except as disclosed in the Touch-Talk Disclosure Schedule under the heading "Litigation of Touch-Talk", there is no litigation, action, suit, investigation, claim or proceeding pending or threatened against or affecting Touch-Talk, or involving any of its properties or assets, at law or in equity or before any federal, state, municipal, local or other governmental authority or any arbitration panel.

          (d) The Employment Agreements and the Confidentiality and Noncompete Agreements between Brite and each of Michael D. Heinrich and Laurence W. Potter, III shall have been executed and delivered and be in full force and effect.


                                   ARTICLE IX

     9.1 FURTHER CONDITIONS TO THE OBLIGATIONS OF TOUCH-TALK, THE SHAREHOLDERS AND BRITE. The agreements by Brite, Touch-Talk and the Shareholders to be performed by them shall be subject to the following conditions:

          (a) No provisions of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or materially impair the effective operation of the business of Brite after the Effective Time.

          (b) There shall not be any litigation, proceeding or governmental investigation pending (whether or not both Brite and Touch-Talk are parties to such litigation, proceeding or investigation) seeking to (i) restrain, prevent or rescind the transactions contemplated hereby or change the terms thereof, or (ii) terminate this Agreement, which litigation, proceeding or governmental investigation makes it inadvisable in the opinion of the Board of Directors of either Brite or Touch-Talk to consummate the transactions contemplated hereby.

          (c) The Shareholders of Touch-Talk shall have approved the Merger contemplated by this Agreement by the requisite vote and Touch-Talk shall have furnished Brite (i) a certified copy of the resolutions duly adopted by its Board of Directors, and (ii) a certified copy of the resolutions duly adopted by its Shareholders entitled to vote thereon approving this Agreement. Brite shall have furnished Touch-Talk a certified copy of the resolutions duly adopted by its Board of Directors.

          (d) All statutory requirements for the valid consummation by the parties of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement, and to permit the business presently carried on by Brite and Touch-Talk to continue unimpaired immediately following the Effective Time, shall have been obtained.

          (e) No stop order or other proceeding to prevent the issuance of the Brite Common shall have been instituted, shall be pending or shall be in effect.


                                    ARTICLE X

     10.1 RESTRICTION ON SALE OF BRITE COMMON BY THE SHAREHOLDERS.

          (a) The shares of Brite Common to be issued to the Shareholders pursuant to this Agreement will be issued without registration under the Securities Act, in reliance upon an exemption from such registration provided in the Securities Act and may not be offered, sold or transferred by the Shareholders unless (i) they are registered under the Securities Act, (ii) there is presented to Brite an opinion of counsel satisfactory to Brite to the effect that such registration is not necessary, or (iii) they are sold pursuant to, and in compliance with, Rule 144 of the SEC.

          (b) Each of the certificates evidencing the Brite Common delivered hereunder to the Shareholders will bear the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED, OR UNLESS SOLD OR TRANSFERRED PURSUANT TO THE PROVISIONS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION."

     10.2 REGISTRATION RIGHTS. It is understood that the present intention of the Shareholders to hold the shares of Brite Common for investment may change and that one or more of the Shareholders may elect at some future date to dispose of a portion thereof. To facilitate any such disposition, Brite agrees that:

          (a) If, at any time within one year after the Effective Time, Brite proposes to register under the Securities Act (on a form on which inclusion of common stock of Brite to be sold by stockholders of Brite generally is permissible) any common stock of Brite (a "registration"), Brite will give the Shareholders at least 30 days prior written notice of the proposed filing of its registration statement and will, if requested in writing by any of the Shareholders within 30 days after such notice, use its best efforts to include in its registration statement on form S-3 or such other comparable form as may be prescribed by the SEC for the registration of securities to be offered on a delayed or continuous basis the shares of Brite Common of the Shareholders; provided, however, that Brite shall not be obligated to register pursuant to all such registration statements more than forty percent in the aggregate of the shares of Brite Common received under this Agreement by the Shareholders. No Shareholder may include in such registration statement more than forty percent of the shares of Brite Common which such Shareholder shall have received pursuant to this Agreement. If Brite receives a request to register more than the above mentioned forty percent of the shares then issued hereunder, the registration rights will be allocated among such Shareholders in proportion to the respective number of shares issued to such Shareholders under this Agreement.

          (b) If, at any time after one year from the Effective Time, Brite shall receive from a Shareholder a written request that Brite effect any registration with respect to all or a part of the shares of Brite Common received by such Shareholder hereunder, Brite will:

               (i) promptly give written notice of the proposed registration to all other Shareholders; and

              (ii) as soon as practicable use its best efforts to effect all such registrations (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable Blue Sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of such portion of the Shareholder's shares of Brite Common as are specified in such request, together with all or such portion of the shares of Brite Common of any Shareholder joining in such request as are specified in a written request given within 15 days after receipt of such written notice from Brite.

     Notwithstanding the foregoing, however, Brite shall not be obligated to take any action to effect such registration pursuant to this Section 10.2(b) either (i) after Brite has effected one such registration pursuant to this Section 10.2(b) and such registration has been declared effective, or (ii) if the number of shares with respect to which registration is requested by all Shareholders is less than twenty-five percent of the number of shares of Brite Common received by such Shareholders hereunder. Furthermore, in no event shall Brite be required to take any action to effect registration of any shares of Brite Common which, when added to shares registered pursuant to the provisions of Section 10.2(a) hereof, exceed forty percent in the aggregate of the shares of Brite Common received under this Agreement.

     Subject to the foregoing, Brite shall file a registration statement covering the shares of Brite Common so requested to be registered as soon as practicable, but in any event within 45 days after receipt of the request or requests of the Shareholders. However, if Brite shall furnish to such Shareholders a certificate, signed by the President of Brite, stating that, in the good faith judgment of its Board of Directors, it would be seriously detrimental to Brite and its stockholders for such registration statement to be filed on the date filing would be required and it is therefore essential to defer the filing of such registration statement, Brite shall have an additional period of not more than 30 days within which such registration statement.

     The registration rights described in this Section 10.2 shall expire two years after the Effective Time. In addition, the registration rights described under Section 10.2(b) shall expire after having once been exercised by any Shareholder, regardless of whether or not all Shareholders elect to participate in such registration and regardless of whether or not all Shareholders elect to include the maximum shares permissible under any such registration. The registration rights under Section 10.2(b) shall also expire if written notice is given by Brite pursuant to Section 10.2(a) that it intends to register securities and such registration is completed by Brite, regardless of whether or not any Shareholder elects to include his shares of Brite Common in such registration. All expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 10.2 shall be borne by Brite; provided, however, Brite shall not be required to pay fees of legal counsel of Shareholders, or underwriter's fees, discounts or commissions relating to shares of Brite Common registered by such Shareholders. Each Shareholder shall furnish to Brite such written information regarding such Shareholder and the distribution proposed by such Shareholder as Brite may request in writing and that shall be required in connection with any registration referred to in this Section 10.2.

          (c) No Shareholder shall have any rights pursuant to Section 10.2 hereof if, in the opinion of counsel for Brite, he may at such time sell such shares without the necessity of registration thereof under the Securities Act.

          (d) If a Shareholder sells shares of Brite Common pursuant to a registration as contemplated by Section 10.2, Brite will indemnify and hold harmless such Shareholder and each underwriter (as defined in the Securities Act) and each person, if any, who controls such underwriter within the meaning of the Securities Act, against losses, claims, damages, or liabilities, joint or several, to which such Shareholder or underwriter or controlling person may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse such Shareholder or underwriter or controlling person for any legal or other expenses reasonably incurred by such Shareholder or underwriter or controlling person in connection with investigating or defending any such action or claim; provided, however, that Brite shall not be liable in any such case to the extent, but only to the extent, that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the registration statement or any prospectus contained therein or such amendment or supplement in reliance upon, and in conformity with, written information furnished to Brite by Touch-Talk or such Shareholder expressly for use therein.

          (e) If a Shareholder sells shares of Brite Common pursuant to a registration as contemplated by Section 10.2, such Shareholder will indemnify and hold harmless Brite and its officers and directors and each person, if any, who controls Brite within the meaning of the Securities Act against any losses, claims, damages, or liabilities, joint or several, to which Brite or such officers and directors or controlling persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement or any prospectus contained therein or such amendment or supplement in reliance upon and in conformity with written information furnished to Brite by such Shareholder expressly for use therein; and will reimburse Brite for any legal or other expenses reasonably incurred by Brite or such officers, directors and controlling persons in connection with investigating or defending any such action or claim.


                                   ARTICLE XI

     11.1  INDEMNIFICATION.

          (a) Each of the Shareholders hereby agrees to indemnify Brite and to hold it harmless against any and all losses, damages, costs and expenses incurred by Brite by reason of any breach by him of the representations and warranties made in Section 4.1(a) hereof.

          (b) The Principal Shareholder hereby agrees to indemnify Brite and to hold it harmless against and in respect of (i) any and all losses, damages, costs and expenses incurred by Brite by reason of any breach of any of the representations and warranties made in Section 4.1(b) of this Agreement, and (ii) all amounts paid by Brite with respect to any third-party claims against Brite (other than those listed in the Touch-Talk Disclosure Schedule) resulting from the conduct of Touch-Talk's business prior to the Effective Time. Any such indemnification shall be only to the extent that any such loss, damage, cost, expense or amount is paid by Brite and is not recovered by Brite under any insurance policy of Brite or Touch-Talk, or is not reserved against on the Touch-Talk Balance Sheet or disclosed in the Touch-Talk Disclosure Schedule. In determining the amount which is not recovered as aforesaid, full allowance shall be made for any income tax benefit to Brite.

          (c) The Principal Shareholder hereby agrees to indemnify Brite and to hold it harmless against and in respect of any and all tax liability, interest and penalty incurred and all such amounts paid by Brite by reason of any state or federal income tax audit of Touch-Talk for the tax years ending December 31, 1994 and any prior years. Any such indemnification shall be only to the extent that any such tax liability, interest or penalty is paid by Brite and shall be net of any income tax refunds or income tax benefit relating to Touch-Talk obtained by Brite for the tax years ending December 31, 1994 and any prior years. Any such tax liability, interest or penalty that arises out of adjustments made by Glenn Etherington to the December 31, 1994 Touch-Talk Ballance Sheet and income statement shall not be covered by the indemnity in this Section 11.1(c). The Principal Shareholder shall not be liable under this Section 11.1(c) except to the extent, and only to the extent, that the claims against him exceed $25,000.

          (d) The aggregate liability of the Principal Shareholder pursuant to this Section 11.1 shall be not greater than the amount determined by multiplying the total number of shares of Brite Common issued to the Principal Shareholder pursuant to Section 2.2 by the closing price of Brite common stock reported by The Wall Street Journal on the Closing Date.

          (e) The aggregate liability of each Shareholder hereunder shall be limited to the sum of the total number of shares of Brite Common issued to such Shareholder pursuant to Section 2.2 multiplied by the closing price of Brite common stock on the Closing Date reported by the Wall Street Journal.

          (f) The Principal Shareholder shall not be liable under Section 11.1(b) except to the extent, and only to the extent, that the aggregate claims against him exceed $25,000.

          (g) As used in this Section 11.1, the term "Indemnifying Party" means the party or parties obligated to provide indemnification pursuant to this
     Section 11.1 and Sections 10.2(d) and (e), and the term "Indemnified Party" means the party or parties entitled to such indemnification.

               (i) As soon as practicable after obtaining knowledge , the Indemnified Party shall give written notice to the Indemnifying Party of any matter, including without limitation, the assertion of a claim or the commencement of any suit, action or proceeding, with respect to which a claim for indemnification may be asserted under this Agreement, stating the relevant facts in reasonable detail; provided, however, that the failure by the Indemnified Party to give such notice shall not prejudice the Indemnified Party's right to indemnification except to the extent that such failure results in actual prejudice to the Indemnifying Party.

               (ii) In the event said indemnification claim is related to any suit, action, or proceeding brought by any third party against the Indemnified Party, the Indemnifying Party shall have the right to participate in and to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of the Indemnifying Party's election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. If an Indemnifying Party elects to assume such defense and select such counsel, then the Indemnified Party shall have the right to employ its own counsel but, in any such case, the fees and expenses of such counsel shall be at the expense of such Indemnified Party. The Indemnified Party shall not settle or compromise any such suit, action, or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

               (iii) In any case in which the Indemnified Party does not consent to a bona fide settlement offer regarding a claim, suit, action or proceeding, which offer the Indemnifying Party has recommended to the Indemnified Party in writing, then the right to indemnification of the Indemnified Party shall be limited to the amount of such cash settlement so recommended and to the value of any settlement, other than a cash settlement, so recommended, unless the settlement so recommended would not result in a release of the Indemnified Party from any and all liability related to such claim, suit, action or proceeding, or would result in any restriction on the rights of the Indemnified Party.

          (h) (1) The liability of the Shareholders under Section 4.1(b)(xi) hereof shall terminate upon the earlier of:

               (i) the expiration of all applicable statutes of limitation (including any extensions or waivers thereof) with respect to U. S. Federal income tax returns and state and local corporate tax returns of Touch-Talk for all periods up to an including the Closing Date hereunder, or

               (ii) the date on which audits of all such returns by the appropriate examining authorities have been concluded and any additional taxes determined to be due as a result of such audits have been paid.

                (2) The liability of the Shareholders under this Section 11.1 with respect to any other claim for which indemnification is provided hereunder shall terminate on the second anniversary of the Closing Date, except with respect to any specific claims pending before a court of competent jurisdiction or duly constituted arbitral body.

          (i) The liability of any Shareholder hereunder shall be paid promptly in cash and/or Brite common stock valued at the closing price reported in The Wall Street Journal on the last trading date prior to the date of payment.


                                   ARTICLE XII

     12.1 FURTHER ASSURANCES.   Neither Brite, Touch-Talk nor the Shareholders
shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in Articles VII, VIII, and IX hereof, and each of Brite, Touch-Talk and the Shareholders shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein provided to be performed by them.

     12.2 TERMINATION BY TOUCH-TALK AND THE SHAREHOLDERS. In the event that the conditions to obligations of Touch-Talk and the Shareholders set forth in Articles VII and IX shall not have been satisfied or waived by April 1, 1995, then Touch-Talk and the

Shareholders may, at their option, at any time thereafter terminate this Agreement by action of Touch-Talk's directors. The termination shall become effective upon the giving of written notice of termination to Brite pursuant to the provisions of Article XIII.

     12.3 TERMINATION BY BRITE. In the event that the conditions to Brite's obligations set forth in Articles VIII and IX shall not have been satisfied or waived by April 1, 1995, then Brite may, at its option, at any time thereafter terminate this Agreement by action of its directors. The termination shall become effective upon the giving of written notice of termination to Touch-Talk and the Shareholders pursuant to the provisions of Article XIII.

     12.4 TERMINATION BY MUTUAL AGREEMENT.   This Agreement may be terminated
and the Merger abandoned by appropriate mutual action taken by the directors of each of Brite and Touch-Talk at any time prior to the Effective Time.

     12.5 WAIVERS.   Any of the terms or conditions of this Agreement may be
waived at any time by either of Brite or Touch-Talk which is, or the stockholders of which are, entitled to the benefit thereof by action of the directors of such party, and the party making such waiver shall have given written notice with respect thereto to the other party pursuant to the provisions of Article XI.

     12.6 AMENDMENTS.   This Agreement may be amended or modified, in whole or
in part, by an agreement in writing executed in the same manner as this Agreement.

     12.7 CONFIDENTIALITY. Prior to the Effective Time and after any termination of this Agreement, each of Brite and Touch-Talk (the "Recipient") will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information concerning the other (the "Provider") and its Subsidiaries furnished to the Recipient in connection with the transactions contemplated by this Agreement. The term "Confidential Information" shall mean all information, written or oral, provided by the Provider, or its officers, directors, employees, representatives, or agents, to the Recipient or its officers, directors, employees, representatives, or agents, except to the extent that such information can be shown to have been
(i) previously known on a non-confidential basis by the Recipient, (ii) in the public domain through no fault of the Recipient, (iii) later lawfully acquired by the Recipient from sources other than the Provider, or (iv) independently developed by the Recipient without use, directly or indirectly, of any Confidential Information of the Provider; provided that the Recipient may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connec-tion with the transactions contemplated by this Agreement, so long as such persons are informed by the Recipient of the confidential nature of such information and are directed by the Recipient to treat such information confidentially. The Recipient's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, the Recipient will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Provider, upon request, all documents and other materials, and all copies thereof, obtained by the Recipient or on its behalf from the Provider in connection with this Agreement that are subject to such confidence.

     12.8 EFFECT OF TERMINATION. If for any reason this Agreement ceases to be binding upon Brite, Touch-Talk or the Shareholders, whether because of abandonment or termination as provided herein or otherwise, it shall thenceforth be void and no party shall have any obligation as to expenses incurred by the other parties incident to the transactions provided for herein or otherwise.

     12.9 EXPENSES.    In the event that this Agreement shall be terminated
pursuant to this Article XII and such termination is not attributable to a breach of this Agreement by either party, all further obligations of the parties under this Agreement (except for the confidentiality covenants set forth in Section 12.7) shall terminate without further liability and each party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of, and compliance with, all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of its counsel; provided, however, that if any such termination is by mutual agreement or by Touch-Talk and the Shareholders under Section 12.2, Brite shall reimburse Touch-Talk's legal and accounting fees incurred in connection with this Agreement in an amount not to exceed $25,000.


                                  ARTICLE XIII

     13.1 NOTICES.   Any notice or other communication required or permitted to be given hereunder shall be deemed to have been given if personally delivered, or two (2) days after mailing by certified or registered mail, return receipt requested, first class postage prepaid, or upon receipt as evidenced by the sender's machine-generated confirmation if transmitted by facsimile (provided that such facsimile transmission is confirmed by mail in the manner previously described), in every case addressed as follows:

          (a)  If to Brite:
               Brite Voice Systems, Inc.

               7309 East 21st Street North
               Wichita, Kansas 67206
               Attn:  Stanley G. Brannan, Chairman
               Telephone: (316) 652-6500
               Telefax:   (316) 652-6800

               with a copy to:
               Thomas P. Garretson, Esq.
               Triplett, Woolf & Garretson, LLP
               151 North Main Street, Suite 800
               Wichita, Kansas 67202
               Telephone: (316) 265-5700
               Telefax:   (316) 265-6165

          (b)  If to Touch-Talk:
               Touch-Talk, Incorporated
               1325 Capital Parkway, Suite 109
               Carrollton, Texas  75006
               Attn:  Michael D. Heinrich
               Telephone: (214) 323-3003
               Telefax:   (214) 323-3010

               with a copy to:
               Pat Shepard, Esq.
               Hazleton, Laner & Batson
               4739 Belleview, Suite 200
               Kansas City, Missouri  64112
               Telephone:  (816) 753-5678
               Telefax:    (816) 753-6208

          (c)  If to the Shareholders:
               Michael D. Heinrich
               Laurence W. Potter, III
               1325 Capital Parkway, Suite 109
               Carrollton, Texas  75006
               Telephone:  (214) 323-3003
               Telefax:    (214) 323-3010

               with a copy to:
               Pat Shepard, Esq.
               Hazleton, Laner & Batson
               4739 Belleview, Suite 200
               Kansas City, Missouri  64112
               Telephone:  (816) 753-5678
               Telefax:    (816) 743-6208

or at such address or addresses as the party addressed may from time to time designate in writing.


                                   ARTICLE XIV

     14.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any rule of law or provision of this Agreement to the contrary, the representations and warranties of the Shareholders contained herein shall survive the Closing Date for the periods provided in Section 10.1 hereof.

     14.2 RIGHTS OF PARTIES.   Except as otherwise specifically provided herein,
nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than Brite and Touch-Talk and their respective stockholders, any rights or remedies under or by reason of this Agreement.

     14.3 COMPLETE AGREEMENT.   This Agreement, together with the schedules and
Exhibits hereto, embodies all of the representations, warranties, covenants and agreements of the parties in relation to the subject matter hereof and no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto, exist between the parties except as herein expressly set forth.

     14.4 GOVERNING LAW. Except to the extent that the Merger is governed by the internal corporation laws of a state other than Kansas, this Agreement shall be governed and construed in accordance with the laws of the State of Kansas.

     14.5 HEADINGS.    The headings of the sections and subsections of this
Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall be given no effect in construing the terms of this Agreement.

     14.6 COUNTERPARTS.   This Agreement may be executed in any number of
counterparts, each of which shall be an original, and all such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Brite, Touch-Talk, and the Shareholders have caused this Agreement to be executed by their duly authorized officers pursuant to action by their respective directors, all as of the date first above written.

                              BRITE VOICE SYSTEMS, INC.



                              By:  Stanley G. Brannan
                                 --------------------------------------------
                                   Stanley G. Brannan, President


                              ATTEST:

                              Glenn A. Etherington
                              -----------------------------------------------
                              Glenn A. Etherington, Secretary


                              TOUCH-TALK, INCORPORATED



                              By:Michael D. Heinrich
                                 --------------------------------------------
                                 Michael D. Heinrich, President

                              ATTEST:



                              Carolyn M. Heinrich
                              -----------------------------------------------
                              Carolyn M. Heinrich, Secretary


SHAREHOLDERS

                                                       Percentage
                              Number of Shares          of Shares
                              ----------------         -----------
Michael D. Heinrich                450                      90%
-------------------------
Michael D. Heinrich


Laurence W. Potter, III             50                      10%
-------------------------
Laurence W. Potter, III

                                 ACKNOWLEDGMENTS

STATE OF KANSAS        )
                       )  ss:
COUNTY OF SEDGWICK     )

     BE IT REMEMBERED, that on this 31st day of March, 1995, before me a Notary Public in and for the County and State aforesaid, personally appeared Stanley G. Brannan, President, and Glenn A. Etherington, Secretary, of Brite Voice Systems, Inc., a Kansas corporation, personally known to me to be such officers and the same persons who executed, as such officers, the above and foregoing instrument in writing on behalf of said corporation and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year last above written.


                                   Cindy Kelso
                                   ------------------------------------------
                                   NOTARY PUBLIC

My appointment expires:

2-18-99
----------------------

STATE OF  Kansas      )
                      )  ss:
COUNTY OF Sedgwick    )

     BE IT REMEMBERED, that on this 31st day of March, 1995, before me a Notary Public in and for the County and State aforesaid, personally appeared Michael D. Heinrich, President, and Carolyn M. Heinrich, Secretary, of Touch-Talk, Incorporated, a Texas corporation, personally known to me to be such officers and the same persons who executed, as such officers, the above and foregoing instrument in writing on behalf of said corporation and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year last above written.


                                   Cindy Kelso
                                   ------------------------------------------
                                   NOTARY PUBLIC

My appointment expires:

2-18-99
-------------------------

STATE OF KANSAS       )
                      )  ss:
COUNTY OF SEDGWICK    )

     Before me, the undersigned, a Notary Public within and for said County and State, on this 31st day of March, 1995, came Michael D. Heinrich, personally known to me to be the same person who executed the within instrument of writing, and such person duly acknowledged the execution of the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year last above written.



                              Cindy Kelso
                              -----------------------------------------------
                              NOTARY PUBLIC

My appointment expires:

2-18-99
-------------------------


STATE OF KANSAS       )
                      )  ss:
COUNTY OF SEDGWICK    )

     Before me, the undersigned, a Notary Public within and for said County and State, on this 31st day of March, 1995, came Laurence W. Potter, III, personally known to me to be the same person who executed the within instrument of writing, and such person duly acknowledged the execution of the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year last above written.



                              Cindy Kelso
                              -----------------------------------------------
                              NOTARY PUBLIC

My appointment expires:

2-18-99
-------------------------